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                                                                   Exhibit 10.55

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of July 1, 2001, and is entered into between ARTISTdirect, Inc., a Delaware corporation (the "Company"), and Keith Yokomoto ("Employee").

                                    RECITALS

        WHEREAS, the Company desires to employ Employee to serve the Company and its subsidiaries and Employee desires to be so employed by the Company, on the terms and subject to the conditions hereinafter set forth.

                                    AGREEMENT

        NOW, THEREFORE, the parties hereto have agreed, and do hereby mutually agree, as follows:

1. Employment and Duties. Subject to the other terms and conditions set forth herein, the Company hereby employs Employee, and Employee agrees to be employed by the Company, as President and Chief Operating Officer. Employee shall report to the Company's Chief Executive Officer and/or such other executives of the Company and/or its subsidiaries as the Company may designate from time to time.

2. Devotion. During the Term, Employee shall faithfully perform to the best of his ability all services and acts necessary or advisable as both (a) are consistent with his title and position and (b) may reasonably be assigned to him by any of the persons described in Section 1 above. In addition, during the Term, Employee shall devote his business time, skill and energies exclusively to the business of the Company and its subsidiaries and affiliates from time to time (the "Affiliates").

3. Principal Place of Employment. During the Term, Employee's place of employment shall be at the principal offices of the Company in the Los Angeles area; provided, however, it is agreed that Employee will be expected to travel from time to time at the Company's expense in accordance with the provisions of
Section 6(c) below.

4. Term. The term of Employee's employment hereunder shall commence on July 1, 2001, and continue through June 30, 2006 (the "Term"), unless terminated sooner as provided in Section 7 below. Each twelve (12)-month period of the period commencing July 1, 2001, and ending June 30, 2006, is referred to below as a "Contract Year." Beginning July 1, 2006, and upon each successive one (1) year anniversary thereof, the Term shall extend automatically for an additional one
(1) year period unless either the Company gives Employee or Employee gives the Company written notice not less than ninety (90) and not more than one hundred twenty (120) days prior to the end of the then-current period of its or his intention not to extend the Term; provided, however, that the Term may terminate earlier as provided in Section 7 below.

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5. Compensation. For all services to be rendered by Employee hereunder, Employee shall be paid by the Company the amounts set forth in this Section 5. Employee shall not be entitled to additional compensation for performing any services consistent with his duties hereunder for any Affiliate.

        (a) Base Salary. During the Term, the Company shall pay Employee a base salary at the annual rate of Five Hundred Thousand Dollars ($500,000) (the "Base Salary"), payable in accordance with the Company's standard payment schedule for employees. The Base Salary shall be reviewed annually for any increases by the Compensation Committee of the Company's Board of Directors (the "Board") or, if none, the Board (the "Committee") in consultation with the Company's Chief Executive Officer.

        (b) Commencement Advance. (i) Within five (5) business days following the later of the complete execution hereof or the approval hereof by the Board, the Company shall pay Employee a one-time advance in the amount of Three Hundred Thousand Dollars ($300,000) (the "Commencement Advance"). The first Sixty Thousand Dollar ($60,000) portion of such advance shall be deemed a pre-payment of any monies otherwise becoming payable to Employee pursuant to Section 5(c) below during the first Contract Year; the second Sixty Thousand Dollar ($60,000) portion of such advance shall be deemed a pre-payment of any monies otherwise becoming payable to Employee pursuant to Section 5(c) below during the second Contract Year; the third Sixty Thousand Dollar ($60,000) portion of such advance shall be deemed a pre-payment of any monies otherwise becoming payable to Employee pursuant to Section 5(c) below during the third Contract Year; the fourth Sixty Thousand Dollar ($60,000) portion of such advance shall be deemed a pre-payment of any monies otherwise becoming payable to Employee pursuant to
Section 5(c) below during the fourth Contract Year; and the fifth Sixty Thousand Dollar ($60,000) portion of such advance shall be deemed a pre-payment of any monies otherwise becoming payable to Employee pursuant to Section 5(c) below during the fifth Contract Year. (ii) Notwithstanding anything to the contrary contained herein, Employee acknowledges and agrees that in the event Employee's employment shall terminate at any time either by the Company for Cause as hereinafter defined or by Employee other than for Good Reason as hereinafter defined, then Employee shall within thirty (30) days following such termination repay to the Company the "Unearned Portion of the Commencement Advance," which shall mean the positive difference, if any, between Three Hundred Thousand Dollars ($300,000) and the lesser of (i) the amount earned by Employee pursuant to Section 5(c) below or (ii) the product of (A) Five Thousand Dollars ($5,000) and (B) the number of full months that shall have elapsed since July 1, 2001 as of the date of termination. To the extent that Employee does not repay the Unearned Portion of the Commencement Advance, the Company shall be entitled, in addition to all other remedies available under applicable law, to offset any obligation of any nature of the Company to Employee against such unpaid amount.
(iii) For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Company acknowledges and agrees that in the event that Employee's employment is terminated by the Company for reasons other than Cause as hereinafter defined or by the Employee for Good Reason as hereinafter defined, then Employee shall have no obligation to the Company to repay the Unearned Portion of the Commencement Advance.

        (c) Participation in Executive Bonus Pool. Employee shall be eligible to participate in the Company's executive performance bonus pool. The bonus amount will be based on the following factors: (1) the financial performance of the Company as determined and measured by the Board and the Company's Chief Executive Officer; and (2) Employee's achievement of management targets and goals as set by the Company. The bonus amount is intended to reward contribution to the Company's performance over an entire fiscal year, and consequently


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will be paid only if Employee is employed and in good standing at the time of bonus payments, which generally is within 45 days after the close of the Company's fiscal year.

        (d) Participation in A&R Bonus Plan. ARTISTdirect Records, L.L.C. (the "Record Label Affiliate") hereby agrees that, during the Term, so long as the Record Label Affiliate remains an Affiliate of the Company, Employee shall be entitled to participate in the A&R Bonus Plan of the Record Label Affiliate as if Employee were an employee of the Record Label Affiliate, in accordance with the A&R Exhibit attached hereto.

        (e) Following the execution hereof, the Company shall grant Employee an option to acquire shares of the Company's Common Stock at a per share exercise price equal to the per share fair market value as of the date of grant. Such option shall become exercisable upon the satisfaction of one or more performance criteria (i.e., the Company's and/or Employee's achieving specific milestones) designated by the Committee in consultation with the Company's Chief Executive Officer. The Committee also shall determine, in consultation with the Company's Chief Executive Officer, the number of shares subject to, and the other terms of, such option.

Amounts payable to Employee pursuant to this Section 5 shall be subject to required withholdings. Employee hereby acknowledges and agrees that he shall not be eligible to participate in any employee bonus plans of the Company other than as may be expressly set forth in this Agreement.

6.      Employee Benefits; Reimbursement for Expenses.

        (a) Employee shall be entitled to participate in such Company retirement, profit sharing and pension plans and life and other insurance programs, as well as other benefits programs, which are available to other similarly situated employees of the Company, subject to the Company's policies with respect to all of such benefits or insurance programs or plans; provided, however, that notwithstanding anything herein to the contrary, the Company shall not be obligated to institute or maintain any particular benefit or insurance program or plan or aspect thereof.

        (b) Employee shall be entitled to not less than four (4) weeks vacation during each year of the Term hereof to be scheduled at mutually agreeable times and accrued and taken in accordance with Company policy. Employee may not accrue more than a maximum of forty (40) days of unused vacation time and, accordingly, vacation time will cease to accrue during any period in which Employee has forty
(40) days of accrued vacation time.

        (c) The Company agrees to reimburse Employee for such reasonable and necessary out-of-pocket expenses incurred by Employee during the Term in the performing of services for the Company, including but not limited to for business-related travel, hotel, meals, telephone calls and entertainment. As a condition to the reimbursement of such expenses by the Company to Employee, Employee shall provide the Company with copies of invoices, receipts or other satisfactory documentation in sufficient detail to allow the Company to confirm the business nature of the expenses and claim an income tax deduction for such paid items, if such items are deductible. The obligations of the Company to make the reimbursements specified hereunder for expenses accrued prior to the effective date of termination of this Agreement shall survive any termination of the Term.


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        (d) Employee shall be entitled to fringe benefits commensurate with those available to comparable level executives. The Company shall pay for Employee's reasonable attorneys' fees and costs related to the negotiation, preparation and delivery of this Agreement in an amount not to exceed Three Thousand Dollars ($3,000.00).

7. Termination. Employee and the Company hereby agree and acknowledge that the Company shall have the right to terminate Employee's employment for any reason whatsoever; provided, however, that if the Company terminates Employee's employment other than pursuant to Sections 7(a), 7(b) or 7(c) below, it shall be obligated to make the payment described in Section 7(f)(ii) below. For the avoidance of doubt, for purposes of this Agreement, the Company's election not to extend the Term pursuant to Section 4 above shall not constitute a termination of Employee's employment by Company other than pursuant to Sections 7(a), 7(b) or 7(c) below.

        (a) Disability. The Company may terminate Employee's employment hereunder after the occurrence and during the continuance of any Disability of Employee, upon thirty (30) days' prior written notice to Employee. For purposes of this Agreement, "Disability" means Employee's incapacity to perform substantially all of his then current duties as required hereunder for one hundred eighty (180) days or more within any period of three hundred sixty-five
(365) consecutive days because of mental or physical condition, illness or injury, consistent with applicable state and federal law. In the event of any dispute regarding the existence of Employee's Disability, the matter will be resolved by the determination of a physician qualified to practice medicine in the State of California, selected by the Company and reasonably approved by Employee. For this purpose, Employee will submit to appropriate medical examinations.

        (b) Cause. The Company may terminate Employee's employment hereunder for Cause. For the purposes of this Agreement, "Cause" shall mean Employee shall have (i) been convicted of, or pleaded nolo contendere to, any felony or lesser crime involving fraud, embezzlement or misappropriation of the property of the Company or any of its Affiliates; (ii) engaged in gross negligence or willful misconduct in the performance of Employee's duties hereunder; (iii) materially breached any material provision hereof; or (iv) misappropriated for his own purpose and benefit any (A) material property of Company or any Affiliate or (B) any material opportunity of Company or any Affiliate. Notwithstanding anything to the contrary contained herein, none of the events or circumstances described in clauses (ii), (iii) or (iv)B above shall constitute "Cause" for purposes of this Agreement unless the Company gives Employee written notice delineating the claimed event or circumstance and setting forth the Company's intention to terminate Employee's employment if such claimed event or circumstance is not capable of remedy or is not duly remedied within thirty (30) days following such notice, if capable of remedy, and Employee fails to remedy such event or circumstance within such thirty (30)-day period. For the avoidance of doubt, Employee's resignation from the Board during any time which he is a member of the Board shall not in and of itself constitute a breach of this Agreement.

        (c) Death. The employment of Employee hereunder shall be automatically terminated on the date of Employee's death.

        (d) Good Reason. Employee may terminate his employment hereunder forthwith at any time for Good Reason upon written notice to the Company. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following: (i) a material and substantial reduction in Employee's title, responsibilities or duties; (ii) a reassignment of Employee to a geographic location in excess of thirty-five (35) miles from the Company's current principal offices; or (iii) a material breach by the Company of any of its obligations to Employee


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hereunder. Notwithstanding anything to the contrary contained herein, none of the foregoing events or circumstances shall constitute "Good Reason" for purposes of this Agreement unless Employee gives the Company written notice delineating the claimed event or circumstance and setting forth Employee's intention to terminate his employment if such claimed event or circumstance is not capable of remedy or is not duly remedied within a reasonable period following such notice (not to exceed sixty (60) days), if capable of remedy, and the Company fails to remedy such event or circumstance within such reasonable period.

        (e) Company's Obligations upon Termination. If Employee's employment is terminated pursuant to this Section 7, Employee shall be entitled to, and the Company's obligation hereunder shall be limited to: (i) the payment of any unpaid compensation accrued under Section 5(a) above through the effective date of such termination; (ii) any unreimbursed expenses incurred, and other accrued employee benefits (as described above) accrued, through the date of termination; and (iii) the additional compensation provided in Section 7(f) below, if any.

        (f) If Employee's employment is terminated:

            (i) by the Company pursuant to Section 7(a) above, Employee will receive the benefit of any Company disability plans; or

            (ii) (A) by the Company other than pursuant to Sections 7(a), 7(b) or 7(c) above, or (B) by Employee pursuant to Section 7(d) above, the Company shall pay Employee the Severance Amount as hereinafter defined, less required withholdings, in twelve (12) equal semi-monthly installments over the six (6) month period immediately following such termination. The "Severance Amount" shall mean the sum of (A) Three Hundred Fifty Thousand Dollars ($350,000) and
(B) the amount of Base Salary that would be payable to Employee pursuant to
Section 5(a) above during the shorter of (1) the twelve (12) month period following the effective date of such termination or (2) the remainder of the then-current period of the Term. Notwithstanding the foregoing, in the event that Employee would receive one or more payments that would constitute "parachute payments" within the meaning of Section 280G(b)(1) of the Internal Revenue Code, the payments shall be reduced so that they are one dollar ($1) less than the threshold to be treated as parachute payments. In the event that the Employee is entitled to receive more than one such payment, the Employee shall have the choice as to which payment or payments shall be reduced. The parties hereto agree that the payments set forth in this Section 7(f)(ii) constitute fair compensation and the sole remedy for damages for any termination by the Company other than pursuant to Sections 7(a), 7(b) or 7(c) above, or by Employee pursuant to Section 7(d) above.

        (g) Employee shall have no duty of mitigation and shall not be subject to any right of offset with respect to any compensation received by Employee on or after the termination of his employment.

        (h) Nothing in this Agreement shall be deemed a release or waiver of right to any medical or other employee benefits available to Employee on or after the effective date of termination of the executive's employment by the Company under any federal, state or local law that provides for the continuation of any medical or other employee benefits after employment.



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8. Rights to Works. In return for the consideration described herein, Employee agrees as follows:

        (a) All inventions, trade secrets, ideas, recordings, original works of authorship or other work product of any kind that Employee conceives, develops, discovers or makes in whole or in part pursuant to this Agreement or in the scope of Employee's employment and Employee's contributions thereto (hereinafter referred to as "Works") shall belong solely and exclusively to the Company. The Company shall have the perpetual and exclusive right to use, exhibit, distribute, or license throughout the universe, any Work or part thereof in which Employee's services for the Company are utilized by all forms of audio, visual, textual, digital, electronic or other distribution that are now known or may hereafter exist, and otherwise exploit such Works in such media, forums and for such uses throughout the universe as it deems appropriate; provided, however, that no likeness or quote of Employee shall be used after the Term without Employee's written consent. All revenues derived by the Company from the use, exhibition, distribution, licensing, or other exploitation of such Works shall be the sole and exclusive property of the Company.

        (b) To the extent that the Works are considered: (i) contributions to collective works and/or (ii) as parts or components of audiovisual works, the parties hereby expressly agree that the Works shall be considered "works made for hire" under the United States Copyright Act of 1976, as amended (17 U.S.C.
Section 101 et seq.). In accordance therewith, the sole right of copyright in and to the Works shall belong exclusively to the Company in perpetuity. To the extent that the Works are deemed works other than contributions to collective works and/or parts or components of audiovisual works, Employee hereby irrevocably assigns and transfers to the Company to the maximum extent permitted by law all right, title and interest in the Works, including but not limited to all copyrights, patents, trade secret rights, and other proprietary rights in or relating to the Works. At the Company's reasonable written request and sole expense, Employee shall execute, verify, acknowledge, deliver and file any and all formal assignments, recordations and any and all other documents that the Company may prepare and reasonably call for to give effect to the provisions of this Agreement. If Employee fails to execute any such document or instrument, or perform any such act, within ten (10) business days, Employee shall be deemed to have irrevocably constituted and appointed the Company, with full power of substitution, to be Employee's true and lawful attorney, in Employee's name, place, and stead, to execute, acknowledge, swear to, and file all instruments, conveyances, certificates, agreements, and other documents, and to take any action which may be necessary or appropriate to effect the provisions of this
Section 8. The powers of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable.

        (c) It is understood that the rights granted to the Company in this
Section 8 shall continue in effect after the termination or expiration of this Agreement to the extent necessary for the Company's full enjoyment of such rights.

        (d) All provisions of this Agreement relating to the assignment by Employee of any invention or innovation are subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, the obligation to assign as provided in this Agreement does not apply to an invention or innovation that Employee developed entirely on his own time without using the Company's equipment, supplies, facilities, or trade secret information except for those inventions that either:
(i) relate to either (A) the business of the Company or any of its Affiliates at the time of conception or reduction to practice of the invention, or (B) actual or demonstrably anticipated research or development of the Company or any of its Affiliates; or (ii) result from any work performed by


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Employee for the Company or any of its Affiliates. A copy of California Labor
Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit 1.

        (e) Employee shall disclose all inventions and innovations to the Company, even if Employee does not believe that he or she is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign his interest in such invention or innovation to the Company. If the Company and Employee disagree as to whether or not an invention or innovation is included within the terms of this Agreement, it will be the responsibility of Employee to prove that it is not included.

9. Restrictions. In recognition of the considerations described herein, Employee agrees that:

        (a) Without limiting the generality of Section 2 above, Employee acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by Employee should he obtain employment from or otherwise become associated with any person or entity engaged in any activity directly competitive with any business then carried on by, or anticipated to be carried on by, the Company or any of its Affiliates (a "Competitor"). Consequently, prior to the termination of Employee's employment, Employee shall not, without the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any Competitor. Notwithstanding the foregoing, Employee may acquire or hold, solely for investment, publicly traded securities of any corporation, so long as such securities, in the aggregate, constitute less than five percent (5%) of any class or series of outstanding securities of such corporation.

        (b) During the term of Employee's employment and at all times thereafter, Employee shall hold in secrecy all trade secrets and confidential information relating to the Company's (and its Affiliates') business and affairs that come to his knowledge while employed by the Company (excluding information that is or becomes publicly known or available for use through no fault of Employee), including but not limited to: (i) matters of a business nature, such as information about costs, profits, markets, sales, lists of customers, lists of clients and other information of a similar nature, (ii) plans or strategies for development of the business of the Company and (iii) matters of a technical nature. Except as required in the performance of Employee's duties to the Company under this Agreement, Employee shall not use for his own benefit or disclose to any person (except as required by law or legal process, provided Employee shall undertake to give the Company notice prior to such disclosure and shall comply with any applicable protective order or equivalent), directly or indirectly, such matters unless such use or disclosure has been specifically authorized in writing by the Company in advance.

        (c) Employee shall not, directly or indirectly, hire, offer to hire, entice away, or in any other manner persuade or attempt to persuade any officer, employee, agent, representative, customer, client, performer or songwriter of the Company or any Affiliate, to discontinue his or her relationship with the Company or any Affiliate at any time during the Term and for a one (1) year period immediately following the expiration of the Term.

10. Employee's Representations. Employee hereby represents and warrants that:
(a) he has the right to enter into this Agreement and to grant the rights granted by him herein, (b) the provisions of this Agreement do not violate any other contracts or agreements to which he is a


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party and that would adversely affect his ability to perform his obligations hereunder, and (c) he will comply with all policies of the Company of which he has notice, provided they are consistent with applicable laws.

11. The Company's Representations. The Company hereby represents and warrants that: (a) it has the right, power and authority to enter into this Agreement and to incur the obligations incurred by it herein, (b) this Agreement has been duly and validly authorized by the Company, and (c) the provisions of this Agreement do not violate any other contracts or agreements to which it is a party that would adversely affect its ability to perform its obligations hereunder.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of California.

13. Entire Agreement. This Agreement constitutes the whole agreement of the parties hereto in reference to any employment of Employee by the Company and in reference to the subject matter hereof, and all prior agreements, promises, representations and understandings relative thereto are merged herein.

14.     Assignability.

        (a) In the event that the Company shall merge or consolidate with any other corporation, partnership or business entity or all or substantially all the Company's business or assets shall be transferred in any manner to any other corporation, partnership or business entity, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, the Company hereunder and the Company shall obtain a written assumption agreement from such successor prior to completion of any such merger, consolidation or sale of assets.

        (b) This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of Section 14(a) above.

        (c) Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof.

15. Remedies. Any material breach or violation by Employee of the terms of this Agreement, including specifically, but not limited to, Sections 8 or 9 above, would result in immediate and irreparable injury and harm to the Company, and would cause damage to the Company in amounts difficult to ascertain and for which the Company's remedies and defenses at law would be inadequate. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to, and Employee hereby consents to the entry of, the remedy of injunction, without any requirement that the Company post a bond, as well as all other remedies to which the Company may be entitled, at law, in equity or otherwise. Notwithstanding the foregoing, Employee shall be entitled to dispute the factual basis of any breach asserted by the Company.

16. Covenants Reasonable as to Time and Territory. Employee and the Company have considered carefully the nature and extent of the restrictions set forth in this Agreement and the


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rights and remedies conferred upon the Company under this Agreement, and hereby acknowledge and agree that: (i) such restrictions are reasonable in time and territory; and (ii) the consideration provided and to be provided to Employee is sufficient to compensate Employee for such restrictions.

17. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

18. Notices. All notices, consents, requests and other communications hereunder shall be in writing and, if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed or delivered by overnight courier, shall be deemed to have been validly served, given or delivered when deposited in the United States mail, as registered or certified mail, with proper postage prepaid, or when deposited with the courier service, and addressed to the party or parties to be notified, at the following addresses (or such other addresses) as a party may designate for itself by like notice):

        If to Employee:      Keith Yokomoto
                             1746 Havemeyer Lane
                             Redondo Beach, CA 90278

        With a copy to:      Buchalter, Nemer, Fields & Younger, P.C.
                             333 Market St., 29th Floor
                             San Francisco, CA 94105
                             Attention: Gary Nemer, Esq.

        If to the Company:   ARTISTdirect, Inc.
                             5670 Wilshire Blvd, Suite 200
                             Los Angeles, CA 90036
                             Attention: Chief Executive Officer

        With copies to:      VP of Business and Legal Affairs

                             and

                             Allen D. Lenard, Esq.
                             1801 Century Park West
                             Sixth Floor
                             Los Angeles, CA 90067

19. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent that a restrictive covenant contained


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herein may, at any time, be more restrictive than permitted under the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restrictive covenant shall be those allowed by law and the covenant shall be deemed to have been revised accordingly. Each and every term of this Agreement shall be enforced to the fullest extent permitted by law.

20. Section Headings. The Section headings herein are used solely for convenience and shall not be used in the interpretation or construction of this Agreement.

21. Counterparts; Facsimile. This Agreement may be executed in two counterparts and by facsimile, each of which shall be deemed an original and both of which together shall be deemed one Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


"EMPLOYEE"                                      "COMPANY"

/s/ KEITH YOKOMOTO                              ARTISTdirect, Inc.
-------------------------
Keith Yokomoto
                                                By:     /s/ FREDERICK W. FIELD
                                                        ------------------------
                                                        Frederick W. Field
                                                Its:    Chief Executive Officer

AGREED SOLELY AS TO THE PROVISIONS OF SECTION 5(d) ABOVE:

ARTISTdirect Records, L.L.C.

By:  /s/ FREDERICK W. FIELD
     -------------------------------
     Frederick W. Field
Its: Chief Executive Officer


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                                    EXHIBIT 1

               California Labor Code Sections 2870, 2871 and 2872

SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

        (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

        (2)    Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

                                   A&R Exhibit

                                 A&R BONUS PLAN

                                       FOR

                          ARTISTdirect RECORDS, L.L.C.

ARTISTdirect Records L.L.C. (the "Company") has established this A&R Bonus Plan (the "Plan") in order to motivate and reward participants in connection with the performance of their artist & repertoire duties and responsibilities based on the success of the Company's recorded music.

1. PARTICIPANTS: The Company's Chief Executive Officer (the "CEO") shall have the sole and absolute discretion to make determinations under the Plan, including, without limitation, the determination as to which employees of the Company shall be participants in the Plan (each, a "Participant"). Participant acknowledges that the Plan may have provisions that vary with respect to the applicable Participant.

2.      ENTITLEMENT TO A&R BONUS:

        (a) Subject to the terms and conditions hereof, a Participant will be entitled to receive a bonus (an "A&R Bonus") based on net sales of "Qualifying Albums" delivered by a "Qualifying Artist" (as such terms are defined below).

        (b) As used herein:

            (i) "Qualifying Artist" means an artist (A) that enters into, during the Employment Term, a Recording Agreement primarily because of the Participant's efforts, as determined by the CEO in his sole good faith discretion, and/or (B) for which the Participant is substantially responsible for the performance of day-to-day artist & repertoire duties for the Company, as determined by the CEO in his sole good faith discretion.

            (ii) "Qualifying Album" means an Album delivered during the Employment Term by a Qualifying Artist in satisfaction of the minimum delivery commitment provided in such artist's Recording Agreement and commercially released in the United States during the Employment Term.

            (iii) "Recording Agreement" means an exclusive recording agreement between the Company and a Qualifying Artist (or an entity furnishing the services of a Qualifying Artist).

            (iv) "Employment Term" shall mean the term of Participant's employment by the Company.

        (c) In respect of each Qualifying Album, the CEO may determine in his sole good faith discretion that, although such album shall be deemed a Qualifying Album, a Participant's A&R Bonus with respect to such Qualifying Album shall be at a reduced rate, for example, when an artist is a Qualifying Artist with respect to more than one Participant. In such cases, the total A&R Bonus payable to all of the Participants shall not exceed the applicable royalty rates set forth in Exhibit A attached hereto (which is hereby incorporated into the Plan by reference), with such total A&R Bonus being split in equal portions between the Participant(s) subject to clause

(A) of paragraph 2(b)(i) above and the Participant(s) then subject to clause (B) of paragraph 2(b)(i) above, or as the CEO may otherwise determine. The final determination of whether a Participant shall receive an A&R Bonus as to any artist, and whether the rates shall be subject to any reductions, shall be made by the CEO, in his sole good faith discretion, and no such determination shall be subject to challenge by a Participant. The Company and/or the CEO shall undertake to advise Participant of any reductions of Participant's A&R Bonus under this paragraph 2(c) prior to the implementation thereof, provided that the Company's or the CEO's failure to do so will not constitute a breach hereof or impede the Company's right to rely on the CEO's determination under this paragraph 2(c).

3.      CALCULATION OF A&R BONUS:

        (a) A&R Bonuses paid under the Plan shall be payable in respect of Qualifying Albums only and shall be based upon a royalty computed, reduced, adjusted, determined and paid in the manner set forth in said Exhibit A. Any term defined in said Exhibit A and used herein shall have the same meaning as ascribed to it in Exhibit A, unless otherwise defined herein.

        (b) Notwithstanding anything contained herein or in Exhibit A to the contrary:

            (i) An A&R Bonus with respect to each Qualifying Artist shall only be payable to a Participant if and when the applicable Qualifying Artist is in a recouped position as of the end of an accounting period under the applicable Recording Agreement, as calculated in accordance with the next sentence. A Qualifying Artist shall only be deemed to be in a recouped position hereunder if the cumulative royalties credited to the account of a Qualifying Artist under the applicable Recording Agreement with respect to the Qualifying Albums by such Qualifying Artist exceed all cumulative Recoupable Costs (as defined below) with respect to the applicable Qualifying Artist. For the avoidance of doubt, the A&R Bonus shall not be paid on any Net Sales of the Qualifying Albums that are applied towards such recoupment. As used herein, "Recoupable Costs" shall mean the aggregate of (A) all monies paid to a Qualifying Artist as required under the applicable Recording Agreement (for example, a signing advance), but excluding royalties, video costs, tour support, extra-contractual advances and marketing and promotion costs, (B) all recording funds paid under a Recording Agreement for Qualifying Albums by the applicable Qualifying Artist, and (C) to the extent not included in a recording fund under clause (B) of this paragraph 3(b)(i), all recording costs (as defined in the applicable Recording Agreement) for Qualifying Albums by the applicable Qualifying Artist and any master recording recorded in connection therewith or a single derived therefrom.

            (ii) Notwithstanding paragraph 3(b)(i) above, after the first time the A&R Bonus shall have become payable to a Participant in respect of a particular Qualifying Album, the A&R Bonus shall continue to be payable in respect of all subsequent Net Sales of such Qualifying Album (subject to paragraph 4 below) regardless of whether Company's subsequent payment of additional Recoupable Costs causes the applicable Qualifying Artist's royalty account to be in an unrecouped position under paragraph 3(b)(i) above.

            (iii) No Participant shall be paid aggregate A&R Bonuses during any fiscal year in excess of $500,000 (pre tax). Subject to the provisions of the Plan, excess amounts will be carried forward for future payment.

            (iv) If a Participant is entitled to receive a royalty with respect to a Qualifying Album pursuant to a separate agreement (for example, a producer agreement), he or she shall not be entitled to receive an A&R Bonus under the Plan.

4. PERIOD OF PARTICIPATION IN THE PLAN: Notwithstanding anything in this Plan or said Exhibit A to the contrary, no A&R Bonus (including any amounts carried forward from preceding accounting period(s) pursuant to paragraph 3(b)(iii) above) shall be payable to Participant with respect to the accounting periods that commence after the Employment Term except as follows: Provided that a Participant shall continue to "qualify" (as described below), a Participant shall be entitled to receive A&R Bonus under this Plan with respect to Qualifying Albums for a period of four (4) full accounting periods immediately following the termination of such Participant's employment by Company, except that the A&R Bonus shall be computed at 75% of the otherwise applicable royalty rate with respect of Net Sales of Qualifying Albums occurring during the first two (2) accounting periods following termination of employment and at 50% of the otherwise applicable royalty rate with respect of Net Sales of Qualifying Albums occurring during the third and fourth accounting periods following termination of employment; including all amounts carried forward from preceding accounting period(s) pursuant to paragraph 3(b)(iii) above (provided that no such carried-forward amounts shall be reduced by applying either of said 75% or 50% rates, it being understood that paragraph 3(b)(iii) shall continue to apply in respect of any aggregate A&R Bonus amounts payable hereunder after the termination of employment). A Participant shall be deemed to "qualify" for A&R Bonus after the termination of employment pursuant to this paragraph 4 if the Participant has fulfilled his or her obligations under his or her employment agreement with Company for the full scheduled term of such agreement (as same may have been extended) and has not resigned or had his or her employment terminated by Company for "cause," as defined in such agreement.

5. MISCELLANEOUS:

        (a) The Company expressly reserves the right to amend or modify the Plan in any respect or to terminate the Plan in its entirety, as the Company's Board of Directors may determine in its sole and absolute discretion; provided, however, that all benefits that have accrued under the Plan up to the date of termination or amendment shall be calculated and paid, if applicable, to the Participant in accordance with the form and terms of the Plan in effect immediately prior to such termination or amendment.

        (b) Subject only to a Participant's examination rights as set forth in Exhibit A, the Plan shall be interpreted, construed and administered by the CEO and his interpretations and constructions and actions taken in good faith hereunder shall be final, conclusive and binding on all Participants for all purposes.

                                   Exhibit A

1 ROYALTIES: Company shall accrue and credit to the account of each Participant, as applicable, in accordance with the provisions of paragraph 2.01 below, the following royalties for the sale of Phonograph Records derived from Master Recordings hereunder:

        1.01 A royalty of two percent (2%) of the Royalty Base for Net Sales through Normal Retail Channels in the United States of Qualifying Albums ("USNRC Net Album Sales").

        1.02 (a) The royalty rate with respect to Net Sales of Qualifying Albums sold for distribution in Canada shall be eighty-five percent (85%) of the otherwise applicable royalty rate set forth herein.

            (b) The royalty rate with respect to Net Sales of Qualifying Albums sold for distribution in the following countries to the extent such countries are included in the "Territory" as defined in the applicable Recording
Agreement: Australia, Germany, Japan, New Zealand and the United Kingdom shall be seventy-five percent (75%) of the otherwise applicable royalty rate set forth herein.

            (c) The royalty rate with respect to Net Sales of Records sold for distribution in the rest of the "Territory" as defined in the applicable Recording Agreement (i.e., all applicable countries other than those set forth in paragraphs 1.02(a) and 1.02(b) above) shall be fifty percent (50%) of the otherwise applicable royalty rate set forth herein.

        1.03 (a) Notwithstanding anything to the contrary set forth herein, with respect to Net Sales of Qualifying Albums sold in the form of compact discs, the royalty rate shall be eighty-five percent (85%) of the otherwise applicable royalty rate set forth herein.

            (b) With respect to Net Sales of Qualifying Albums sold in the form of Record configurations not specifically provided for herein, Company shall have the option to accrue, at its sole discretion, with respect to each such Record, either a royalty equal to the same dollars-and-cents (or other currency) royalty amount as would otherwise be accrued hereunder with respect to an equivalent Record in the form of an analog cassette, or a royalty computed at the same percentage of the Royalty Base of such other Record configuration as the percentage of the Royalty Base utilized to compute the royalty for an equivalent Record in the form of an analog cassette. If the foregoing royalty amount or Royalty Base with respect to an equivalent Record in the form of an analog cassette does not exist, then, with respect to Net Sales of Records sold in the form of Record configurations not specifically provided for herein, the royalty rate for such Records shall be seventy-five percent (75%) of the otherwise applicable royalty rate set forth in this agreement. For purposes of this paragraph only, the term "configurations not specifically provided for herein" means configurations other than vinyl disc, analog cassette, audio-only compact disc, and Audio-Visual Devices. For the avoidance of doubt, no royalties shall be payable to Participant with respect to Audio-Visual Recordings and Audio-Visual Devices.

            (c) (i) Notwithstanding paragraph 1.03(b) above, in the event that Company shall, or shall license third parties to, transmit information embodying the Master(s) hereunder for sale to the consumer via Electronic Distribution, point-of-sale manufacturing or any other means of Electronic Distribution now known or hereafter devised, the royalty to be accrued hereunder in respect of such exploitation shall be seventy-five percent (75%) of the royalty rate applicable to the equivalent Record in the form of compact disc and shall be computed based on the applicable Royalty Base.

                (ii) Participant shall not be entitled to a royalty with respect to the public performance income received by Company in connection with the digital broadcast of

Qualifying Albums hereunder (or, for the avoidance of doubt, any master recording contained thereon).

        1.04 (a) The royalty for Net Sales of Qualifying Albums as premium Records and Budget Records shall be accrued at one-half (1/2) of the otherwise applicable royalty rate set forth herein and shall be computed based on the particular Royalty Base of each such Record.

            (b) The royalty for Net Sales of Qualifying Albums as Mid-Priced Records and Net Sales of Qualifying Albums sold through Armed Forces Post Exchanges shall be three-fourths (3/4) of the otherwise applicable royalty rate set forth herein and shall be computed based on the particular Royalty Base of each such Record.

            (c) The royalty rate on a Qualifying Albums in the form of a Multiple-Record Album shall be one-half (1/2) of the otherwise applicable royalty rate set forth herein, if the Royalty Base in the applicable territory of that Multiple-Record Album is the same as the Royalty Base applicable to a top-line single unit Album in the same configuration marketed by Company or its principal licensee in the territory concerned at the beginning of the royalty accounting period concerned. If a different Royalty Base applies to a Multiple-Record Album, the royalty rate prescribed in the preceding sentence shall be adjusted in proportion to the variance in the Royalty Base, provided that in no event shall it be more than the applicable basic Album royalty rate set forth in paragraphs 1.01 and 1.02 above in the applicable territory.

        1.05 (a) With respect to Qualifying Albums through record clubs or similar sales plans whether operated by Non-Affiliated Third Parties or otherwise, the royalty to be accrued hereunder shall be a sum equal to five percent (5%) of fifty percent (50%) of Company's net receipts with respect to such exploitation.

            (b) The terms "net receipts" and "net amount received" and similar terms in this paragraph 1.05 shall mean amounts received by Company in connection with the subject matter thereof which are solely attributable to a Qualifying Album (excluding catalog and/or administrative fees payable to Company), after deduction of any costs or expenses or amounts which Company is obligated to pay to third parties (such as, without limitation, production costs, mechanical copyright payments, AF of M and other union or guild payments).

        1.06 (a) As to Net Sales by Company or its affiliated licensees of Qualifying Albums through direct mail or mail order, whether or not in conjunction with radio or TV advertising, including through methods of distribution such as "key outlet marketing", or by any combination of such methods, the royalty to be accrued hereunder shall be a fifty percent (50%) of the otherwise applicable royalty rate.

            (b) Notwithstanding the foregoing, in the event Company or any of its affiliated licensees in a particular country utilize television, radio and/or movie theater advertising in conjunction with a television campaign and/or radio campaign and/or movie theater campaign to promote its sales of Records derived from Master Recordings hereunder, then the royalty to be accrued hereunder with respect to Net Sales of such Records sold by Company or the particular affiliated licensee in such country during the semi-annual accounting period in which the first such advertisement is broadcast through the end of the semi-annual accounting period in which the last such advertisement is broadcast, shall be fifty percent (50%) of the otherwise applicable royalty rate set forth herein.

        1.07 With respect to Joint Recordings, the royalty to be accrued hereunder shall be the otherwise applicable royalty provided for herein divided by the total number of artists

(including the Qualifying Artist) whose performances are embodied on the Joint Recording concerned.

2       ACCOUNTINGS

        2.01 Accountings as to royalties accruing or which otherwise would have accrued hereunder shall be made by Company to Participant on or before September 30th for the period ending the preceding June 30th, and on or before March 31st for the period ending the preceding December 31st, or such other accounting periods as Company may in general adopt, but in no case less frequently than semi-annually, together with payment of accrued royalties, if any, earned by Participant during such preceding half-year, less advances to Participant or other recoupable and/or deductible amounts hereunder. Company shall have the right to hold reasonable reserves in respect of sales hereunder.

        2.02 Royalties in connection with the exploitation of Master Recordings hereunder shall be computed in the same national currency as Company is accounted to by its licensees and shall be paid at the same rate of exchange as Company is paid, and shall be subject to any taxes applicable to royalties remitted by or received from foreign sources, provided, however, that royalties on Records sold outside the United States shall not be due and payable by Company until payment therefor has been received by Company in the United States in United States Dollars. If Company shall not receive payment in the United States, or in United States Dollars, and shall be required to accept payment in a foreign country or in foreign currency, Company shall deposit to the credit of Participant (at Participant's request and expense), in such currency in a depository in the country in which Company is required to accept payment, Participant's share of royalties due and payable to Participant with respect to such sales. Deposit as aforesaid shall fulfill the obligations of Company as to Record sales to which such royalty payments are applicable. If any law, government ruling or any other restriction affects the amount of the payments which Company's licensee can remit to Company, Company may deduct from Participant's royalties an amount proportionate to the reduction in such licensee's remittances to Company.

        2.03 All royalty statements rendered by Company to Participant shall be binding upon Participant and not subject to any objection by Participant for any reason unless a specific objection in writing, stating the basis thereof, is given to Company within two and one-half (2 1/2) years from the date rendered (provided a statement shall be deemed rendered when due for purposes of computing time periods hereunder unless Participant notifies Company otherwise in writing within 60 days from the date such statement was originally due). Failure to make specific objection within said time period shall be deemed approval of such statement.

        2.04 (a) Participant shall have the right at Participant's own expense to audit Company's books and records only as the same pertain to sales or other distributions of Phonograph Records hereunder on which royalties are payable to Participant or other exploitations of Master Recordings hereunder on which royalties are payable to Participant, in each case for the five (5) accounting periods prior to Company's receipt of written notice from Participant of Participant's desire to audit such books and records. Participant may make such an examination for a particular statement only once, and only within two and one-half (2) years after the date when Company renders (or is deemed to have rendered under paragraph 2.03) said statement as set forth in paragraph 2.01 above. Such audit shall be conducted during Company's usual business hours, and at Company's regular place of business (in the United States or at Company's foreign offices, if applicable) where Company keeps the books and records to be examined. Such audit shall be conducted by an independent certified public accountant of Participant's own choice. If such accountant, or his or her firm, has begun an examination of Company's books and records for another party or pursuant to an agreement other than this agreement, the examination on Participant's behalf shall not be undertaken until such other examination is concluded and any applicable audit issues relating to such other examination have been resolved. Notwithstanding the foregoing, if Company notifies Participant that the accountant designated by Participant to conduct an examination of Company's books and records is engaged in an examination on behalf of another party ("Other Examination") and Company does not elect to waive the foregoing provisions requiring that Participant's representative not be engaged in any Other Examination, then Participant may nevertheless have its examination conducted by its designee, and the running of the time within which such examination may be made shall be suspended until Participant's designee has completed the Other Examination, subject to the following conditions:

                (i) Participant shall notify Company of its election to that effect within fifteen (15) days after the date of Company's said notice to Participant;

                (ii) Participant's designee shall proceed in a reasonably continuous and expeditious manner to complete the Other Examination and render the final report thereon to the client and Company; and

                (iii) Participant's examination shall not be commenced by its designee before the delivery to Company of the final report on the Other Examination, shall be commenced within thirty (30) days thereafter, and shall be conducted in a reasonably continuous and expeditious manner.

            (b) Participant acknowledges that Company's books and records contain confidential trade information. Neither a Participant nor his or her representatives shall at any time communicate to others (except as required by law or legal process, provided Participant shall undertake to give Company notice prior to such disclosure and shall comply with any applicable protective order or equivalent) or use on behalf of any other Person any facts or information obtained as a result of such examination of Company's books and records.

        2.05 Participant will not have the right to bring an action against Company in connection with any royalty accounting or payments hereunder unless a Participant commences the suit within thirty-six (36) months from the date such statement of accounting for royalties or such payment was rendered (or deemed rendered). If Participant commences suit on any controversy or claim concerning royalty accountings rendered by Company under this agreement, the scope of the proceeding will be limited to determination of the amount of the royalties due for the accounting periods concerned, and the court will have no authority to consider any other issues or award any relief except recovery of any royalties found owing. A Participant's recovery of any such royalties will be the sole remedy available to Participant by reason of any claim related to Company's royalty accountings.

        2.06 Participant hereby authorizes and directs Company to withhold from any monies due Participant from Company any part thereof required by the United States Internal Revenue Service and/or any other governmental authority to be withheld, and to pay such withheld amount on behalf of Participant to the United States Internal Revenue Service and/or such other authority.

        2.07 Notwithstanding anything to the contrary expressed or implied elsewhere herein, if, at any time during or after the Term, the performances embodied on any Master Recording become property of the public domain in any territory of the applicable territory such that any Person may reproduce and/or exploit Records embodying such performances in such territory without license from and/or payment to Company, then no monies whatsoever shall thereafter be accrued to Participant's account hereunder in connection with the exploitation by Company or its subsidiaries, affiliates or licensees of such performances in such territory on and after the date on which such performances become property of the public domain in such territory.

3       DEFINITIONS

        3.01 As used herein, the following terms shall have the meaning ascribed to them below:

            (a) "Additional Deductions" shall mean twenty-five percent (25%) of the Base Price for compact discs or for any other equivalent Record other than as expressly provided for in this paragraph 3.01(a) (unless Company applies the dollar-and-cents royalty provisions of paragraph 1.03(b) above). With respect to the sale of Records by Electronic Transmission through a music distribution source owned by a Non-Affiliated Party, there will be a further Additional Deduction equal to the administration fee, if any, that is charged to Company by such Non-Affiliated Party for the transaction concerned.

            (b) "Album" shall mean one or more LPs, sold in a single package.

            (c) "Armed Forces Post Exchanges" shall mean United States military posts, ships' stores or other United States armed forces facilities, including, without limitation, federal, state and/or local governments.

            (d) "Artwork" shall mean all artwork created for use on or in connection with Phonograph Records or other derivatives of such Master Recordings.

            (e) "Audio-Visual Devices" shall mean all forms of reproductions of Audio-Visual Recordings now or hereafter known, manufactured or distributed primarily for home and/or jukebox use and/or use on or in means of transportation.

            (f) "Audio-Visual Recordings" shall mean every form of recording wherein a visual image is embodied, reproduced, transmitted or otherwise communicated, whether of a Qualifying Artist or otherwise, together with sound, whether or not the interaction of a consumer is possible, or necessary, for the visual images to be utilized or viewed.

            (g) "Base Price" shall mean:

                (i) The "Retail List Price", defined as Company's suggested retail list price (or the equivalent price category) in the United States for records sold in the United States, and, with respect to Records sold outside the United States, an equivalent of or substitute for an actual or hypothetical retail price ("Retail-related Base") as may be established by Company or its licensee(s) in conformity with the general practice of the Record industry in such country, or otherwise, provided that Company may but shall not be obligated to utilize the price adopted by the local mechanical copyright collection agency as the basis for the collection of mechanical copyright royalties. Notwithstanding anything to the contrary expressed or implied in the preceding sentence, it is understood and agreed that if a Retail-related Base cannot be established in a particular country, the Base Price shall be that amount equal to the lowest wholesale price payable by the largest category of Company's customers in the normal course of business with respect to such Records sold for distribution during the applicable semi-annual accounting period, multiplied by one hundred twenty-six percent (126%), provided however, that if a published price to dealers ("ppd") exists in the applicable country of sale then Company may apply the ppd in lieu of the lowest wholesale price.

                (ii) With respect to the sale of Master Recordings whereby a consumer purchases the rights to use or otherwise exploit such Masters through Electronic Transmission to any medium, now known or hereafter developed, that has the capacity to store such Masters for use at a later time, the Base Price shall be the actual price for such transaction paid by the largest category of such consumers.

            (h) "Budget Record" shall mean a Record, whether or not previously released, bearing a Base Price more than thirty-two percent (32%) lower than the Base Price applicable to top-line Records in the same configuration (e.g., whether it is a tape cassette, compact disc, or vinyl Record and whether it is an Album or a Single) released by Company or Company's licensees in the country concerned. Notwithstanding the foregoing, if a particular Record is marketed and priced by any licensee outside of the United States as a "budget record," and if the accounting statement rendered by the licensee concerned provides for payment of royalties at the "budget rate," then Company will be entitled to treat such Records as Budget Records hereunder.

            (i) "Electronic Distribution" or "Electronic Transmission" shall mean any transmission to the consumer, whether sound alone or sound coupled with an image, in any form, analog or digital, now known or later developed (including, but not limited to, direct broadcast satellite, point-to- point satellite, cable system, broadcast station, point-of-sale manufacturing, etc.).

            (j) "Joint Recording" shall mean any Master Recording embodying a Qualifying Artist's performances together with the performances of any other Person in respect of which Company is obligated to pay royalties to a third party.

            (k) "Master," "Recording" and "Master Recording" shall mean a sound recording intended for reproduction in the form of Phonograph Records, or otherwise.

            (l) "Mid-Priced Record" shall mean a Record, whether or not previously released, bearing a Base Price at least fifteen percent (15%), but not more than thirty-two percent (32%), lower than the Base Price applicable to top-line Records in the same configuration (e.g., whether it is a tape cassette, compact disc, or vinyl Record and whether it is an Album or a Single) released by Company or Company's licensees in the country concerned. Notwithstanding the foregoing, if a particular Record is marketed and priced by any licensee outside of the United States as a "mid-price Record," and if the accounting statement rendered by the licensee concerned provides for payment of royalties at the "mid-price rate," then Company will be entitled to treat such Records as Mid-Price Records hereunder.

            (m) "Multiple-Record Album" shall mean an Album of more than one LP.

            (n) "Net Sales" shall mean sales of Records, paid for, less returns and credits. Net Sales shall specifically exclude the following:

                (i) (A) Records given away gratis or sold for fifty percent (50%) or less of the Gross Price (as hereinafter defined); Records distributed for publicity, advertising or promotional purposes to disc jockeys, radio or television stations, publishers, distributors, dealers, consumers, or others and Records sold as cutouts, surplus or for scrap.

                    (B) Free or bonus Records given away together with Records sold for monetary consideration (sometimes referred to as "free goods"). The number of Records automatically deemed not sold for royalty purposes under this paragraph 3.01(n)(i)(B) shall not exceed Company's standard discount limitation, which is for Singles and Long-Play

Singles, 23.08% of the gross total distributed and, for Albums (including Albums sold via Electronic Distribution), 15% of the gross total distributed. Albums deemed not sold pursuant to the immediately preceding sentence are sometimes referred to herein as "Standard Album Free Goods." (The calculations of Records deemed not sold for royalty purposes pursuant to the terms of this paragraph 3.01(n)(i)(B) shall be applicable regardless of whether or not any such discounts are, in fact, on the invoices or other type of billing document to Company's customers.)

                    (C) Free or bonus Records given away pursuant to special sales plans in addition to free goods.

                    (D) To the extent that Records hereunder are sold subject to a sales plan, pursuant to paragraphs 3.01(n)(i)(B) or 3.01(n)(i)(C) above, entailing a selling price for such Records reduced by a percentage discount from Company's or its licensee's "Gross Price" (i.e., the selling price to distributors before any discounts or free goods or bonus plans), the number of such Records deemed to be Net Sales shall be determined by reducing the number of Records actually sold by the percentage of discount granted applicable to such sale.

                (ii) Without limitation of the generality of paragraph 3.01(n)(i) above, Company shall have the right to deduct from the number of Records sold returns and credits of any nature, including without limitation:
(i) those on account of any return or exchange privilege; (ii) defective merchandise; and (iii) errors in billing or shipment, provided that returns shall be pro-rated between royalty-bearing and non-royalty-bearing Records in the same proportion as actually shipped.

                (iii) Without limitation of the foregoing, royalties shall not be payable with respect to distributions which are not Net Sales and the terms "Net Sales" and/or "net royalty-bearing sales" shall not include the sales described in paragraphs 3.01(n)(i) and 3.01(n)(ii) above and shall not include any sales which are being held as royalty reserves.

            (o) "Non-Affiliated Parties" and "Non-Affiliated Third Parties" shall mean Persons other than Persons as to which ARTISTdirect, Inc., Company or any principal of Company now or hereafter directly or indirectly holds more than a fifty percent (50%) interest or control (including joint ventures).

            (p) "Person" shall mean any individual, corporation, partnership, association, or other entity, or the legal successors or representative of any of the foregoing.

            (q) "Records" and "Phonograph Records" shall mean any device now or hereafter known, on or by which sound may be recorded and reproduced, which is manufactured or distributed primarily for home and/or consumer and/or jukebox use and/or use on or in means of transportation, including Electronic Transmission, but excluding "sight and sound" devices.

            (r) (i) "Royalty Base" shall mean the Base Price less all excise, sales and similar taxes and less the applicable Additional Deductions, if any.

                (ii) Company may at any time and from time to time change the method by which it computes royalties in the United States from a retail basis to some other basis (the "New Basis"), such as, without limitation, a wholesale basis. The New Basis will replace the then-current Royalty Base and the royalty rates shall be adjusted to the appropriate royalty which would be applied to the New Basis so that the dollars-and-cents royalty amounts payable with respect to the top-line product through Normal Retail Channels as of the date of such change would be the same as that which was payable immediately prior to such New Basis; for sales other than top-line product, for which there is a New Basis, the adjusted royalty rate shall be reduced in the ratio of the royalty rate for such sales to the royalty rates for sales of top-line product. If there are other adjustments made by Company that would otherwise make the New Basis more favorable (a particular example of which might be the distribution of smaller quantities of free goods than theretofore distributed) then the benefits of such other adjustments will be taken into consideration in adjusting the royalty rate.